Exhibit 5.1

Mark B. Weeks

T: +1 650 843 5011

mweeks@cooley.com

February 27, 2023

Vaxcyte, Inc.

825 Industrial Road, Suite 300

San Carlos, California 94070

Ladies and Gentlemen:

We have acted as counsel to Vaxcyte, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 4,768,239 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), consisting of (a) 3,973,533 shares of Common Stock issuable pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 EIP”) and (b) 794,706 shares of Common Stock issuable pursuant to the Company’s 2020 Employee Stock Purchase Plan (together with the 2020 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Plans, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely Cooley LLP

By:	/s/ Mark Weeks
Mark Weeks

Cooley LLP     3175 Hanover Street     Palo Alto, CA     94304-1130

t: +1 650 843 5000     f: +1 650 849 7400     cooley.com